Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE

dated as of March 11, 2014

with respect to the

INDENTURE

dated as of October 21, 2010

(relating to Senior Secured Notes due 2017)

among

CET 21 SPOL. S R.O.

as Issuer,

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.,

CENTRAL EUROPEAN MEDIA ENTERPRISES N.V.,

CME MEDIA ENTERPRISES B.V.,

CME INVESTMENTS B.V.,

CME SLOVAK HOLDINGS B.V.

and

MARKÍZA-SLOVAKIA, SPOL. S R.O.

as Guarantors,

CITIBANK, N.A., LONDON BRANCH

as Trustee,

CITIBANK, N.A., LONDON BRANCH

as Paying Agent and Transfer Agent,

and

CITIGROUP GLOBAL MARKETS DEUTSCHLAND AG,

as Registrar

SECOND SUPPLEMENTAL INDENTURE, dated as of March 11, 2014 (this “Second Supplemental Indenture”), among (i) CET 21 spol. s r.o. (together with its successors and assigns, the “Issuer”), (ii) Central European Media Enterprises Ltd. (“CME”), (iii) Central European Media Enterprises N.V., (iv) CME Media Enterprises B.V., (v) CME Investments B.V., (vi) CME Slovak Holdings B.V., (vii) MARKÍZA-SLOVAKIA, spol. s r.o. (collectively, the “Guarantors”) and (viii) Citibank, N.A., London Branch, as Trustee, under the Indenture referred to below.

RECITALS

WHEREAS, the Issuer, the Guarantors, the Trustee and the other parties thereto have executed and delivered an Indenture, dated as of October 21, 2010, as amended and supplemented by the Supplemental Indenture, dated as of December 18, 2012 (as so amended and supplemented and as may be further amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the creation and issuance of the Senior Secured Notes due 2017 of the Issuer (the “Notes”);

WHEREAS, Section 9.2 of the Indenture provides that the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding; provided that certain amendments may not be affected without the consent of each holder of the Notes affected;

WHEREAS, the Issuer and the Guarantors desire to amend the Indenture so as to permit CME, Central European Media Enterprises N.V., a company incorporated under the laws of the former Netherlands Antilles and existing under the laws of Curaçao (“CME NV”), and CME Media Enterprises B.V., a private limited liability company incorporated and existing under the laws of the Netherlands (“CME BV”), the flexibility to incur (i) the Transaction Related Indebtedness (as defined herein) to enable CME to refinance in full its €272,972,000 aggregate principal amount of 11.625% Senior Notes due 2016 (the “2016 Notes”) and for general corporate purposes and refinancing indebtedness in respect thereof, (ii) additional Indebtedness under the Indenture in an amount up to €40.0 million (exclusive of paid-in-kind interest) for general corporate purposes and (iii) the Time Warner Revolving Credit Facility (as defined herein), and to permit all such additional Indebtedness to be secured by the CME Collateral;

WHEREAS, the Issuer and the Guarantors desire to (i) modify the last sentence of Section 6.2 of the Indenture to provide for the Trustee’s obligation to automatically accelerate all amounts owing in respect of the Notes and declare them to be immediately due and payable and to cooperate with the other secured parties to exercise enforcement rights in connection with any other creditor party to the Existing Intercreditor Agreement exercising its enforcement rights against the CME Collateral and (ii) authorize the Trustee to enter into one or more related amendments to the Existing Intercreditor Agreement;

WHEREAS, the Issuer and the Guarantors desire and have requested the Trustee to join with them in entering into this Second Supplemental Indenture as permitted by Section 9.2 of the Indenture for the purpose of amending the Indenture in certain respects;

WHEREAS, the Issuer and the Guarantors have received the consent of the holders of a majority in principal amount of the Notes outstanding and have satisfied all other conditions precedent, if any, provided under the Indenture to enable the Issuer, the Guarantors and the Trustee to enter into this Second Supplemental Indenture, all as certified by an Officers’ Certificate, delivered to the Trustee simultaneously with the execution and delivery of this Second Supplemental Indenture as contemplated by Sections 9.5 and 12.2 of the Indenture;

WHEREAS, the Issuer has delivered to the Trustee simultaneously with the execution and delivery of this Second Supplemental Indenture an Opinion of Counsel relating to this Second Supplemental Indenture as contemplated by Sections 9.5 and 12.2 of the Indenture; and

WHEREAS, the Issuer and the Guarantors have duly authorized the execution and delivery of this Second Supplemental Indenture and have done all things necessary to make this Second Supplemental Indenture a valid agreement in accordance with its terms.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

ARTICLE I

Definitions

SECTION 1.1  Defined Terms.  Terms defined in the Indenture and not otherwise defined in this Second Supplemental Indenture have the meanings assigned to them in the Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Second Supplemental Indenture refer to this Second Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

SECTION 2.1  Amendment to Section 1.1 of the Indenture.  The following definitions are hereby added to Section 1.1 of the Indenture in a manner that maintains alphabetical order:

““Backstop Commitment” shall have the meaning set forth in the Framework Agreement.”

““Framework Agreement” means that certain framework agreement, dated as of February 28, 2014, among CME, TW BV and Time Warner (but excluding any amendment to or waiver in respect of such agreement).”

““Rights Offering” shall have the meaning set forth in the Framework Agreement.”

““Time Warner” means Time Warner Inc. and/or one or more of its affiliates.”

““Time Warner Revolving Credit Facility” means that certain revolving credit agreement, among CME, as borrower, CME BV and CME NV, as original guarantors, lenders party thereto from time to time and Time Warner, as administrative agent, as such facility may be amended, restated, modified, renewed, refunded, replaced, restructured or refinanced in whole or in part from time to time.”

““Transaction Related Indebtedness” means (i) Indebtedness under that certain term loan credit facility (the “Time Warner Term Loan Credit Facility” and the loans outstanding thereunder, the “Term Loans”) among CME, as borrower, CME BV and CME NV, as original guarantors, the lenders party thereto from time to time and Time Warner, as administrative agent, as such facility may be amended, restated, modified, renewed, or restructured from time to time, or refinanced from time to time to the extent such refinancing would, if the proceeds of such refinancing had been used, in lieu of the proceeds of such Time Warner Term Loan Credit Facility, to refinance the 2009 Notes, constitute Refinancing Indebtedness in respect of the 2009 Notes, pursuant to which Time Warner will make a Term Loan to CME in the aggregate principal amount of up to the sum of (A) the U.S. Dollar equivalent of € 288,838,498 (as of the Business Day immediately prior to May 29, 2014 using the Euro/U.S. Dollar spot exchange rate published in the Wall Street Journal) (the “Refinancing Portion of the Term Loan”) plus (B) $30.0 million, and (ii) without duplication of (i), indebtedness comprised of Senior Secured Note due 2017 (the “2017 PIK Notes”) to be issued by CME in connection with the Rights Offering, in each case as such Indebtedness may be amended or modified from time to time or refinanced from time to time to the extent such refinancing would constitute Refinancing Indebtedness in respect thereof.”

““TW BW” means Time Warner Media Holdings B.V.”

““Unit Private Placement” shall have the meaning set forth in the Framework Agreement.”

SECTION 2.2  Amendment to Section 1.1 of the Indenture.

The definition of “Permitted Collateral Liens” in the Indenture is amended by deleting subclause (B)(ii) in its entirety and replacing it with the foregoing:

“(ii) to secure Indebtedness of CME or any Restricted Subsidiary of CME, which Indebtedness is permitted to be Incurred under clauses (1), (3), (11), (13) or (14) of Section 4.3(b), and any Refinancing Indebtedness in respect of such Indebtedness; provided that the lenders of such Indebtedness or their duly authorized representatives become party to the Existing Intercreditor Agreement; and”

SECTION 2.3  Amendment to Section 4.3(b) of the Indenture.

(a)                                 Section 4.3(b)(11) of the Indenture shall be amended by deleting it in its entirety and replacing it with the following:

“(11) in addition to the items referred to in clauses (1) through (10) above and (12) through (14) below, Indebtedness of CME and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (11) and then outstanding, will not exceed €40.0 million at any time outstanding; provided that for the purposes of determining the amount of Indebtedness outstanding pursuant to this clause (11), such Indebtedness shall exclude interest paid in the form of an increase in the outstanding principal amount of such Indebtedness;”

(b)                                 Section 4.3(b) of the Indenture shall be amended by deleting the “.” at the end of subclause (12) and replacing it with a “;” and adding the following subsections (13) and (14) after subsection (12) of Section 4.3(b):

“(13) in addition to the items referred to in clauses (1) through (12) above and (14) below, Indebtedness of CME, CME NV and CME BV in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (13) and then outstanding, will not exceed €40.0 million at any time outstanding plus any Transaction Related Indebtedness to the extent such Indebtedness Incurred pursuant to this clause (13) could not qualify as Refinancing Indebtedness; provided that for the purposes of determining the amount of Indebtedness outstanding pursuant to this clause (13), such Indebtedness shall exclude interest paid in the form of an increase in the outstanding principal amount of such Indebtedness or an issuance of additional 2017 PIK Notes to satisfy interest payable in respect thereof; and

(14) Indebtedness of CME, CME NV and CME BV Incurred under one or more credit facilities in an aggregate principal amount up to $115.0 million at any time outstanding, which shall initially consist of the Time Warner Revolving Credit Facility; provided that for the purposes of determining the amount of Indebtedness outstanding pursuant to this clause (14), such Indebtedness shall exclude interest paid in the form of an increase in the outstanding principal amount of such Indebtedness.”

SECTION 2.4  Amendment to Section 6.2 of the Indenture; Authorization to Amend Existing Intercreditor Agreement.

(a)                                 Section 6.2 of the Indenture shall be amended by deleting the last sentence in its entirety and replacing it with the following:

“Pursuant to the terms of the Existing Intercreditor Agreement, in the event that any indebtedness that is a beneficiary of the Existing Intercreditor Agreement delivers an

Enforcement Notice, the other indebtedness benefitting from the Existing Intercreditor Agreement (including the Notes) is required to be and shall be automatically accelerated.”

(b)                                 The Trustee is authorized and directed to enter into one or more deeds of amendment to the Existing Intercreditor Agreement not inconsistent with the description thereof contained in the Consent Solicitation Statement dated February 28, 2014 pursuant to which the Issuer and the Guarantors solicited the consent of the holders of a majority in principal amount of the Notes outstanding to enable the Issuer, the Guarantors and the Trustee to enter into this Second Supplemental Indenture.

ARTICLE III

Miscellaneous

SECTION 3.1  Parties.  Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the holders of the Notes and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Second Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.2  Governing Law.  This Second Supplemental Indenture shall be governed by the laws of the State of New York.

SECTION 3.3  Severability Clause.  In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.4  Ratification of Indenture; Second Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes and the Indenture is deemed to be modified as provided in this Second Supplemental Indenture, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee shall not be responsible in any manner whatsoever for or in respect of the adequacy, the validity or sufficiency of this Second Supplemental Indenture or for or in any respect of the recitals contained herein, all of which recitals are made solely by the Issuer and the Guarantors.

SECTION 3.5  Counterparts.  The parties hereto may sign one or more copies of this Second Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 3.6  Headings.  The headings of the Articles and the sections in this Second Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 3.7  Successors.  All covenants and agreements in this Second Supplemental Indenture by the parties hereto shall bind their successors and assigns, whether so expressed or not.

SECTION 3.8  Effectiveness.  This Second Supplemental Indenture shall become effective upon execution by the parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has caused this Second Supplemental Indenture to be duly executed on its behalf by its duly authorized officer as of the date first above written.

CET 21 SPOL. S R.O.

By	/s/ Christoph Mainusch
	Name:	Christoph Mainusch
	Title:	Executive Director

By	/s/ David Sturgeon
	Name:	David Sturgeon
	Title:	Executive Director

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

By	/s/ Christoph Mainusch
	Name:	Christoph Mainusch
	Title:	co-Chief Executive Officer

By	/s/ Michael Del Nin
	Name:	Michael Del Nin
	Title:	co-Chief Executive Officer

CENTRAL EUROPEAN MEDIA ENTERPRISES N.V.

By	/s/ Daniel Penn
	Name:	Daniel Penn
	Title:	Managing Director

CME MEDIA ENTERPRISES B.V.

By	/s/ Alphons van Spaendonck
	Name:	Alphons van Spaendonck
	Title:	Managing Director

By	/s/ Pan-Invest B.V.
	Name:	Pan-Invest B.V., represented by M.P.M. Schmidt-Arts
	Title:	Managing Director

CME INVESTMENTS B.V.

By	/s/ Alphons van Spaendonck
	Name:	Alphons van Spaendonck
	Title:	Managing Director

By	/s/ Pan-Invest B.V.
	Name:	Pan-Invest B.V., represented by M.P.M. Schmidt-Arts
	Title:	Managing Director

CME SLOVAK HOLDINGS B.V.

By	/s/ Alphons van Spaendonck
	Name:	Alphons van Spaendonck
	Title:	Managing Director

By	/s/ Pan-Invest B.V.
	Name:	Pan-Invest B.V., represented by M.P.M. Schmidt-Arts
	Title:	Managing Director

MARKÍZA-SLOVAKIA, SPOL. S R.O.

By	/s/ Marianna Trnavská
	Name:	Marianna Trnavská
	Title:	Executive Director

By	/s/ Matthias Settele
	Name:	Matthias Settele
	Title:	Executive Director

Signed for and on behalf of, CITIBANK, N.A., LONDON BRANCH, as Trustee

By	/s/ Andrew McIntosh
	Name:	Andrew McIntosh
	Title:	Vice President